EXHIBIT 10.1.2

CERTIFICATE OF DESIGNATION
OF
6.625% SERIES E CUMULATIVE REDEEMABLE PREFERRED UNITS
OF
CBL & ASSOCIATES LIMITED PARTNERSHIP

Pursuant to Article 4.4 of the
Fourth Amended and Restated Partnership Agreement of
CBL & Associates Limited Partnership

WHEREAS, CBL & Associates Properties, Inc. (the “Company”) has issued 690,000 shares (the “Offering”) of 6.625% Series E Cumulative Redeemable Preferred Stock (the “Preferred Stock”);
WHEREAS, the Company and CBL & Associates Limited Partnership (the “Operating Partnership”) desire that the Company contribute net proceeds of the Offering to the Operating Partnership in exchange for preferred units having substantially the same economic rights and terms as the Preferred Stock;
WHEREAS, Article 4.4 of the Fourth Amended and Restated Partnership Agreement of the Operating Partnership (the “Partnership Agreement”) provides for a Preferred Unit Designation, setting forth, in sufficient detail, the economic rights and terms of the class or series of preferred units.
NOW THEREFORE, CBL Holdings I, Inc., the general partner of the Operating Partnership (the “General Partner”) hereby designates a series of preferred units and fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such preferred units, as follows:
1.    Designation and Amount.

The units of such series shall be designated “6.625% Series E Cumulative Redeemable Preferred Units” (the “Series E Preferred Units”) and the number of units constituting such series shall be 690,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series E Preferred Units shall be subject in all cases to the provisions of the Partnership Agreement.
2.    Dividends and Distribution Rights.

(a) Holders of Series E Preferred Units shall be entitled to receive, when, as and if declared by the General Partner, out of assets of the Operating Partnership legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.625% per annum of the $250.00 liquidation preference. Such dividends shall be cumulative from and including the date of the original issue by the Operating Partnership of the Series E Preferred

Units and shall be payable quarterly in arrears on the 30th day of March, June, September, and December of each year or, if not a business day, the next succeeding business day or as otherwise determined by the Board of Directors (each, a “Dividend Payment Date”). The first dividend shall be paid on December 30, 2012. Such first dividend and any dividend payable on the Series E Preferred Units for any other partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Operating Partnership at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the General Partner for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).
(b) No dividends on the Series E Preferred Units shall be declared by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Operating Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
(c) Notwithstanding anything contained herein to the contrary, dividends on the Series E Preferred Units shall accrue whether or not the Operating Partnership has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series E Preferred Units shall accumulate as of the Dividend Payment Date on which they first become payable.
(d) Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on any of the Operating Partnership's Common Units (“Common Units”), or units of any other series of preferred units of the Operating Partnership ranking, as to dividends, on a parity with or junior to the Series E Preferred Units (other than a dividend paid in units of Common Units or in units of any other class or series of units ranking junior to the Series E Preferred Units as to dividends and upon liquidation) for any period unless full cumulative dividends on the Series E Preferred Units for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Units and the units of any other series of preferred units ranking on a parity as to dividends with the Series E Preferred Units, all dividends declared upon the Series E Preferred Units and any other series of preferred units ranking on a parity as to dividends with the Series E Preferred Units shall be declared pro rata so that the amount of dividends declared per unit of Series E Preferred Units and such other series of preferred units shall in all cases bear to each other the same ratio that accrued dividends per unit on the Series E Preferred Units and such other series of preferred units (which shall not include any accrual in respect of unpaid dividends on such other series of preferred units for prior dividend periods if such other series of preferred units does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Units which may be in arrears.

(e) Except as provided in paragraph 2(d), unless full cumulative dividends on the Series E Preferred Units shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Units or other units ranking junior to the Series E Preferred Units as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other dividend shall be declared or made upon the Common Units or any other units of the Operating Partnership ranking junior to or on parity with the Series E Preferred Units as to dividends or amounts upon liquidation nor shall any units of Common Units, or any units of any other class or series of units of the Operating Partnership ranking junior to or on a parity with the Series E Preferred Units as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units) by the Operating Partnership (except by conversion into or exchange for other units of the Operating Partnership ranking junior to the Series E Preferred Units as to dividends and upon liquidation). Nothing in the foregoing shall be deemed to preclude the exercise of Rights (as defined in the Partnership Agreement) by any unit holder in accordance with the Partnership Agreement.
(f) Holders of Series E Preferred Units shall not be entitled to any dividend, whether payable in cash, property or units, in excess of full cumulative dividends on the Series E Preferred Units as provided above. Any dividend payment made on the Series E Preferred Units shall first be credited against the earliest accrued but unpaid dividends due with respect to such units which remains payable.
3.    Liquidation Rights.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership, the holders of units of Series E Preferred Units shall be entitled to be paid out of the assets of the Operating Partnership legally available for distribution to its Unit holders a liquidation preference of $250.00 per unit, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of units of Common Units or any other class or series of units of the Operating Partnership ranking junior to the Series E Preferred Units as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Operating Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding units of Series E Preferred Units and the corresponding amounts payable on all units of other classes or series of units of the Operating Partnership ranking on a parity with the Series E Preferred Units in the distribution of assets, then the holders of the Series E Preferred Units and all other such classes or series of units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series E Preferred Units shall be entitled to written notice of any such liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Units will have no right or claim to any of the remaining assets of the Operating Partnership. The consolidation or merger of the Operating Partnership with or into any corporation, trust or entity, or of any corporation, trust or other entity with or into the Operating Partnership, or the sale, lease or conveyance of all or substantially all of the property or business of the Operating Partnership, individually or as part of a series of transactions, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Operating Partnership.
4.    Redemption.

(a) Except as described in this paragraph 4 and in paragraph 5 below, Series E Preferred Units shall not be redeemable prior to October 5, 2017. On or after October 5, 2017, the Operating Partnership, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series E Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price of $250.00 per unit, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption, without interest. If fewer than all of the outstanding units of Series E Preferred Units are to be redeemed, the units of Series E Preferred Units to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional units) or by lot or by any other equitable method determined by the Operating Partnership. Holders of Series E Preferred Units to be redeemed shall surrender such Series E Preferred Units at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series E Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Operating Partnership in trust for the benefit of the holders of any units of Series E Preferred Units so called for redemption, then from and after the redemption date dividends shall cease to accrue on such Series E Preferred Units, such units of Series E Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption. Nothing herein shall prevent or restrict the Operating Partnership's right or ability to purchase, from time to time either at a public or a private sale, all, or any portion, of the outstanding Series E Preferred Units at such price or prices as the Operating Partnership may determine, subject to the provisions of applicable law.
(b) Unless full cumulative dividends on all Series E Preferred Units shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series E Preferred Units shall be redeemed unless all outstanding units of Series E Preferred Units are simultaneously redeemed and the Operating Partnership shall not purchase or otherwise acquire directly or indirectly any units of Series E Preferred Units (except by exchange for units of the Operating Partnership ranking junior to the Series E Preferred Units as to dividends and amounts upon liquidation).
(c) Notice of redemption shall be mailed by the Operating Partnership, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the units of Series E Preferred Units to be redeemed at their respective addresses as they appear on the records of the Operating Partnership. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Units except as to a holder to whom notice was defective or not given. Each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the number of units of Series E Preferred Units to be redeemed; (iv) the place or places where units of Series E Preferred Units are to be surrendered for payment of the redemption price; and (v) that dividends on the Series E Preferred Units to be redeemed shall cease to accrue on such redemption date. If fewer than all of the units of Series E Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series E Preferred Units held by such holder to be redeemed.
(d) Immediately prior to any redemption of Series E Preferred Units, the Operating Partnership shall pay, in cash, any accrued and unpaid dividends to, but not including, the date fixed for redemption, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Units at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such units on the corresponding Dividend Payment Date notwithstanding the redemption of such units before such Dividend Payment Date.
(e) All Series E Preferred Units redeemed or repurchased pursuant to this paragraph 4 shall be retired and shall be restored to the status of authorized and unissued units of preferred units, without designation as to Series E and may thereafter be reissued as units of any series of preferred units.
(f) The Series E Preferred Units shall have no stated maturity, shall not be subject to any sinking fund, shall not be convertible into or exchangeable for any other securities (other than as provided below in paragraph 6) and shall remain outstanding indefinitely unless the Operating Partnership decides to redeem the Series E Preferred Units pursuant to this paragraph 4 or paragraph 5 or a holder exercises the conversion right set forth in paragraph 6.
5.    Special Optional Redemption by the Operating Partnership.

(a) Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 5(a) shall have, for all purposes of the provisions of the Partnership Agreement in respect of the Series E Preferred Units, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):
Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Change of Control. The term “Change of Control” shall mean the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in (i) above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Shares representing such securities) listed on the NYSE, the

NYSE MKT, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
Change of Control Conversion Date. The term “Change of Control Conversion Date” shall have the meaning set forth in paragraph 6(a) below.
Change of Control Conversion Right. The term “Change of Control Conversion Right” shall have the meaning set forth in paragraph 6(a) below.
Common Stock Price. The term “Common Stock Price” shall have the meaning set forth in paragraph 6(a) below.
Common Stock. The term “Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.
Common Unit Conversion Consideration. The term “Common Unit Conversion Consideration” shall have the meaning set forth in paragraph 6(a) below.
Conversion Consideration. The term “Conversion Consideration” shall have the meaning set forth in paragraph 6(a) below.
NASDAQ. The term “NASDAQ” shall mean the NASDAQ Stock Market.
NYSE. The term “NYSE” shall mean the New York Stock Exchange.
NYSE MKT. The term “NYSE MKT” shall mean the NYSE MKT.
(b) Upon the occurrence of a Change of Control, the Operating Partnership will have the option (the “Special Optional Redemption Right”) upon written notice mailed by the Operating Partnership, postage prepaid, not less than 30 nor more than 60 days prior to the Special Optional Redemption Date (as defined below) and addressed to the respective holders of record of the units of Series E Preferred Units to be redeemed at their respective addresses as they appear on the records of the Operating Partnership, to redeem the Series E Preferred Units, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $250.00 per share plus all accrued and unpaid distributions to, but not including, the redemption date (“Special Optional Redemption Price”). No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Units except as to a holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Operating Partnership has provided notice of redemption with respect to the Series E Preferred Units (whether pursuant to paragraph 4 above or this paragraph 5), the holders of Series E Preferred Units will not have the conversion right described below in paragraph 6. Each date fixed for redemption pursuant to this paragraph 5(b) is called a “Special Optional Redemption Date.”
(c) In addition to any information required by law, the notice described in paragraph 5(b) above shall state: (i) the Special Optional Redemption Date; (ii) the Special Optional Redemption Price; (iii) the number of units of Series E Preferred Units to be redeemed;

(iv) the place or places where the certificates for Series E Preferred Units, to the extent Series E Preferred Units are certificated, are to be surrendered (if so required in the notice) for payment of the Special Optional Redemption Price; (v) that the Series E Preferred Units are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that holders of the Series E Preferred Units to which the notice relates will not be able to tender such Series E Preferred Units for conversion in connection with the Change of Control and each unit of Series E Preferred Units tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the Special Optional Redemption Date instead of converted on the Change of Control Conversion Date; and (vii) that dividends on Series E Preferred Units to be redeemed will cease to accrue on the Special Optional Redemption Date. If fewer than all of the Series E Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of units of Series E Preferred Units held by such holder to be redeemed.
(d) If notice has been mailed in accordance with paragraph 5(c) above, and such notice provides that on or before the Special Optional Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Operating Partnership, separate and apart from its other funds in trust for the pro rata benefit of the holders of the units so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Special Optional Redemption Date, dividends shall cease to accrue on such Series E Preferred Units, such Series E Preferred Units shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive from the Operating Partnership the Special Optional Redemption Price. Upon surrender, in accordance with said notice, of the certificates for any units so redeemed (properly endorsed or assigned for transfer, if the Operating Partnership shall so require and the notice shall so state), such units shall be redeemed by the Operating Partnership at the Special Optional Redemption Price. In case fewer than all the units evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed units without cost to the holder thereof. In the event that the Series E Preferred Units to be redeemed are uncertificated, such units shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such units shall be required.
(e) If fewer than all of the outstanding units of Series E Preferred Units are to be redeemed pursuant to the Special Optional Redemption Right, the units of Series E Preferred Units to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional units) or by lot or by any other equitable method determined by the Operating Partnership.
(f) All Series E Preferred Units redeemed pursuant to the Special Optional Redemption Right set forth in this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued units of preferred units, without designation as to Series E and may thereafter be reissued as units of any series of preferred units.
(g) Anything herein to the contrary notwithstanding, the persons who were the holders of record of units of Series E Preferred Units at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend

Payment Date notwithstanding the redemption of those units after such Dividend Record Date and on or prior to such Dividend Payment Date, in which case the Special Optional Redemption Price will not include such dividend, and the full amount of the dividend payable for the applicable dividend period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid.

6.    Conversion.

The Series E Preferred Units shall not be convertible into or exchangeable for any other property or securities of the Operating Partnership, except as provided in this paragraph 6.
(a) Upon the occurrence of a Change of Control, each holder of Series E Preferred Units shall have the right, unless, prior to the Change of Control Conversion Date, the Operating Partnership has provided notice of its election to redeem the Series E Preferred Units pursuant to paragraph 4 or paragraph 5 hereof, to convert some or all of the units of Series E Preferred Units held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Units per Series E Preferred Unit to be converted (the “Common Unit Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the liquidation preference of $250.00 per unit plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 23.137 (the “Unit Cap”), subject to the immediately succeeding paragraph.
The Unit Cap is subject to pro rata adjustments for any unit splits (including those effected pursuant to any dividend or other distribution payable in Common Units), subdivisions or combinations (in each case, a “Unit Split”) with respect to Common Units as follows: the adjusted Unit Cap as the result of a Unit Split shall be the number of Common Units that is equivalent to the product obtained by multiplying (i) the Unit Cap in effect immediately prior to such Unit Split by (ii) a fraction, the numerator of which is the number of Common Units outstanding after giving effect to such Unit Split and the denominator of which is the number of Common Units outstanding immediately prior to such Unit Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Units (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right in respect of the 690,000 authorized units of Series E Preferred Units will not exceed 15,964,530 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional Series E Preferred Units designated and authorized for issuance pursuant to any subsequent amended and restated Certificate of Designations and (ii) is subject to pro rata adjustments for any Unit Splits on the same basis as the corresponding adjustment to the Unit Cap.
In the case of a Change of Control pursuant to which Common Stock corresponding to the Common Units shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Units shall receive upon conversion of such Series E Preferred Units the kind and amount of Alternative Form Consideration that such holder of Series E Preferred Units would have owned or been entitled to receive upon the Change of Control had such holder of Series E Preferred Units held a number of Common Units equal to the Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Unit Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).
In the event that holders of Common Stock corresponding to the Common Units have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that each of the holders of the Series E Preferred Units shall receive shall be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding Common Stock corresponding to the Common Units that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding Common Stock corresponding to the Common Units that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and shall be subject to any limitations to which all holders of Common Stock corresponding to the Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 6(c) below that is no less than 20 days nor more than 35 days after the date on which the Operating Partnership provides such notice pursuant to paragraph 6(c).
The “Common Stock Price” shall be (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of Common Stock corresponding to the Common Units is solely cash, and (ii) the average of the closing prices per share of Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders Common Stock corresponding to the Common Units is other than solely cash.
(b) No fractional units of Common Units shall be issued upon the conversion of Series E Preferred Units. In lieu of fractional units, holders shall be entitled to receive the cash value of such fractional units of Common Units based on the Common Stock Price.
(c) Within 15 days following the occurrence of a Change of Control, unless the Operating Partnership has provided notice of its election to redeem the Series E Preferred Units pursuant to paragraph 4 or paragraph 5 hereof, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series E Preferred Units at their addresses as they appear on the records of the Operating Partnership. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of Series E Preferred Units except as to a holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Units may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that, if prior to the Change of Control Conversion Date, the Operating Partnership has provided notice of its election to redeem all or any portion of the outstanding Series E Preferred Units, the holder of such Series E Preferred Units will not be able to convert such Series E Preferred Units and such Series E Preferred Units shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per units of Series E Preferred Units; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series E Preferred Units must follow to exercise the Change of Control Conversion Right.
(d) In order to exercise the Change of Control Conversion Right, a holder of Series E Preferred Units shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series E Preferred Units, to the extent such units are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Operating Partnership. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of units of Series E Preferred Units to be converted; and (iii) that such units are to be converted pursuant to the applicable terms of the Series E Preferred Units. Notwithstanding the foregoing, if the Series E Preferred Units are held in global form, such notice shall comply with applicable procedures of any depository.
(e) Holders of Series E Preferred Units may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Operating Partnership prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series E Preferred Units and (ii) the number Series E Preferred Units, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series E Preferred Units are held in global form, the notice of withdrawal shall comply with applicable procedures of any depository.
(f) Series E Preferred Units as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Operating Partnership has provided notice of its election to redeem such Series E Preferred Units. If the Operating Partnership elects to redeem Series E Preferred Units that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, the Series E Preferred Units subject to such redemption shall not be so converted and the holders of such units shall be entitled to receive on the applicable redemption date $250.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the applicable redemption date.

(g) The Operating Partnership shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any Common Units or other securities delivered on conversion shall be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
(j) Anything in these terms of the Series E Preferred Units to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of units of Series E Preferred Units at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those units after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date.

7.    Voting Rights.

(a) Holders of the Series E Preferred Units shall not have any voting rights, except as set forth in the Partnership Agreement.
(b) The affirmative vote or consent of the holders of two-thirds of the units of Series E Preferred Units and, in the case of (i) below, the holders of all other classes or series of Preferred Units of the Operating Partnership ranking on parity with the Series E Preferred Units upon which like voting rights have been conferred and are exercisable, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of units ranking senior to the Series E Preferred Units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Operating Partnership or reclassify any authorized units of the Operating Partnership into such units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such units; or (ii) amend, alter or repeal the provisions of the Partnership Agreement or this Certificate of Designations, whether by merger, consolidation, transfer or conveyance of substantially all of the Operating Partnership's assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Units or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series E Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Operating Partnership may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series E Preferred Units and in such case such holders shall not have any voting rights with respect to the Events set forth in (ii) above. Except as may be required by law, holders of Series E Preferred Units shall not be entitled to vote with respect to (A) any increase or decrease in the total number of authorized Preferred Units, (B) any increase, decrease or issuance of any series of Preferred Units including the Series E Preferred Units or (C) the creation or issuance of any other series of Preferred Units, in each case referred to in clauses (A), (B) or (C) above, ranking on a parity with or junior to the Series E

Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up.
(c) The foregoing voting provisions of this paragraph 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding units of Series E Preferred Units shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.
(d) In any matter in which the Series E Preferred Units may vote (as expressly provided herein or as may be required by law), each unit of Series E Preferred Units shall be entitled to one vote per each $25.00 in stated liquidation preference.
8.    Ranking.

The Series E Preferred Units shall, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Operating Partnership, rank (a) senior to the Common Units and to all units ranking junior to such Series E Preferred Units; (b) on a parity with all units issued by the Operating Partnership the terms of which specifically provide that such units rank on a parity with the Series E Preferred Units; and (c) junior to all units issued by the Operating Partnership (in accordance with this Certificate of Designations) the terms of which specifically provide that such units rank senior to the Series E Preferred Units. For purposes of this paragraph 8, the term “units” does not include indebtedness convertible into units.
9.    Exclusion of Other Rights.

The Series E Preferred Units shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Partnership Agreement and this Certificate of Designations.
10.    Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
11.    Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Units set forth in the Partnership Agreement and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series E Preferred Units set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
12.    No Preemptive Rights.

No holder of Series E Preferred Units shall be entitled to any preemptive rights to subscribe for or acquire any unissued units of the Operating Partnership (whether now or hereafter authorized) or securities of the Operating Partnership convertible into or carrying a right to subscribe to or acquire units of the Operating Partnership.

SIGNATURE APPEARS ON NEXT PAGE

IN WITNESS WHEREOF, CBL Holdings I, Inc. has caused this Certificate of Designation of 6.625% Series E Cumulative Redeemable Preferred Units to be duly executed by its Executive Vice President - Chief Financial Officer and Treasurer this 1st day of October, 2012.

CBL Holdings I, Inc.

/s/ Farzana K. Mitchell
By:____________________________________
Farzana K. Mitchell
Executive Vice President - Chief
Financial Officer and Treasurer